As filed with the Securities and Exchange Commission on March 15, 2002
                                                      Registration No. 333-
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             PULASKI FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                    43-1816913
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)

                              12300 OLIVE BOULEVARD
                            ST. LOUIS, MISSOURI 63141
                          (Address, including zip code,
                  of registrant's principal executive offices)

         PULASKI BANK EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
               PULASKI FINANCIAL CORP. DEFERRED COMPENSATION PLAN
                 PULASKI FINANCIAL CORP. 2002 STOCK OPTION PLAN
                           (Full Titles of the Plans)
                     -------------------------------------


WILLIAM A. DONIUS                                  COPIES TO:
PRESIDENT, CHIEF EXECUTIVE                         PAUL M. AGUGGIA, ESQUIRE
OFFICER AND DIRECTOR                               ERIC S. KRACOV, ESQUIRE
PULASKI FINANCIAL CORP.                            MULDOON MURPHY & FAUCETTE LLP
12300 OLIVE BOULEVARD                              5101 WISCONSIN AVENUE, N.W.
ST. LOUIS, MISSOURI 63141                          WASHINGTON, DC  20016
(314) 878-2210                                     (202) 362-0840
(Name and address, and telephone
number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
             Securities Act of 1933, check the following box. / X /
                                                              ----

=======================================================================================================
   Title of each Class of       Amount to be     Proposed Purchase  Estimated Aggregate   Registration
Securities to be Registered     Registered(1)    Price Per Share      Offering Price          Fee
-------------------------------------------------------------------------------------------------------
Common Stock                    175,000
$.01 par Value                  Shares (2)         $17.14 (3)           $2,999,500        $276.00
-------------------------------------------------------------------------------------------------------
Common Stock                    250,000
$.01 par Value                  Shares (4)         $19.60 (5)           $4,900,000        $451.00
-------------------------------------------------------------------------------------------------------
Common Stock                    87,522
$.01 par Value                  Shares (7)         $19.60 (5)           $1,715,428        $158.00
-------------------------------------------------------------------------------------------------------
Participation Interests (6)                                                                   (7)
=======================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Pulaski Bank Employees' Savings & Profit Sharing Plan and Trust, the Pulaski Financial Corp. 2002 Stock Option Plan and the Pulaski Financial Corp. Deferred Compensation Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Pulaski Financial Corp. pursuant to 17 C.F.R. ss.230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Pulaski Financial Corp. 2002 Stock Option Plan.
(3) Represents the weighted average price determined by the exercise price of $16.65 per share, at which options for 146,000 shares under the Pulaski Financial Corp. 2002 Stock Option Plan have been granted to date and the $19.60 closing price for the Company common stock as reported by the Nasdaq System on March 4, 2002 for which 29,000 shares have not yet been granted under the Pulaski Financial Corp. 2002 Stock Option Plan.
(4) Represents the total number of shares that may be issued pursuant to the Pulaski Financial Corp. Deferred Compensation Plan.
(5) Represents the closing price for the Company Common Stock on March 4, 2002, as reported by the Nasdaq System.
(6) In addition, pursuant to 17 C.F.R. ss.230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein based upon the maximum amount that could be issued under the plans pursuant to 17 C.F.R. ss.230.457(h).
(7) In accordance with 17 C.F.R. ss.230.457(h), where securities are to be offered pursuant to an employer benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages: 127
Exhibit Index begins on Page 12.

PULASKI FINANCIAL CORP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Pulaski Financial Corp. (the "Company" or the "Registrant") 2002 Stock Option Plan, the Pulaski Financial Corp. Deferred Compensation Plan and the Pulaski Bank Employees' Savings & Profit Sharing Plan and Trust (collectively, the "Plans") required by
Part I of the Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which includes the consolidated balance sheets of Pulaski Financial Corp. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001, together with the related notes (File No. 000-24571) as filed with the SEC on December 27, 2001.

        (b) The Form 10-Q report filed by the Company for the fiscal quarter ended December 31, 2001 (File No. 000-24571), as filed with the SEC on February 14, 2002.

        (c) The description of the Company's common stock contained in the Company's Form 8-A (File No. 000-24571), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on July 2, 1998 and declared effective October 9, 1998 as incorporated by reference from the Company's Form S-1 (File No. 333-56465) as amended, originally filed with the SEC on June 9, 1998.

        (d) All documents filed by the Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR

SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

        The common stock to be offered pursuant to the Plans has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        None.

        The validity of the common stock offered hereby has been passed upon by Muldoon Murphy & Faucette LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Any such  indemnification  and  advancement  of expenses  provided under
Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        In accordance  with the DGCL (being Chapter 1 of Title 8 of the Delaware
Code), Articles 16 and 17 of the Registrant's Certificate of Incorporation provide for the indemnification of directors, officers, and other employees as described below:

Article XVI.   Indemnification
------------------------------

        Article XVI of the Pulaski Financial Certificate of Incorporation provides for the indemnification of any person who is or was a director or officer of the Company and any person who served at the Company's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

        In the case of a threatened, pending or completed action or suit by or in the right of the Company against such a person (i.e., a derivative suit), the Company will indemnify him for expenses (including attorneys' fees but excluding amounts paid in settlement) actually or reasonably incurred by him in connection with the defense or settlement, provided he is successful on the merits or otherwise; or if he acted in good faith in the transaction that is the subject of the suit or action and in a manner he reasonably believed to be in the best interest of the Company. This includes, but is not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors. However, he will not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Company unless (and only to the extent that) the court in which the suit was brought determines, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        In the case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Company (i.e., a nonderivative suit), against an indemnified person by reason of his holding a position with the Company, he will be indemnified only if he is successful on the merits or otherwise, or if he acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent will not, in itself, create a presumption that the person failed to satisfy the foregoing standard.

        A determination that the indemnified party has met the standards required for indemnification in derivative and nonderivative suits may be made by a court, or, except in relation to the standard for a finding of good faith action in a shareholder derivative suit, by (1) a majority vote of the board of directors of the Company who are not parties to the action, suit or proceeding, even though less than a quorum; or (2) independent legal counsel (appointed by a majority of the disinterested directors of the Company, whether or not a quorum) in a written opinion; or (3) the stockholders of the Company.

        Anyone making a determination as to whether a party has met the standards required for indemnification may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

        The Company may pay in advance any expenses (including attorneys' fees) that may become subject to indemnification if (1) the board of directors authorizes the specific payment and (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification.

        The indemnification and advancement of expenses provided for in the preceding paragraphs are not exclusive of any other rights to which a person may be entitled by law or otherwise.

        The indemnification provided by Article XVI of the Pulaski Financial Certificate of Incorporation will be deemed to be a contract between the Company and the persons entitled to indemnification thereunder, and any repeal or modification will not affect any rights or obligations then existing, and the indemnification and advance payment provided for above will continue as to a person who has ceased to hold a position with the Company, and will inure to his heirs, executors and administrators.

        The Company may purchase and maintain insurance on behalf of any person who holds or who has held any position subject to indemnification, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the preceding paragraphs.

        If Article XVI or any portion of it is invalidated on any ground, then the Company will nevertheless indemnify each director, officer, employee and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including a shareholder derivative suit, to the full extent permitted by any remaining applicable portion of Article XVI and to the full extent permitted by applicable law.

Article XVII.   Elimination of Directors' Liability
---------------------------------------------------

        A director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (3) under
Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

        Any repeal or modification of the foregoing by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  LIST OF EXHIBITS.

        The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

        5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the common stock to be issued

        10.0   Pulaski Financial Corp. 2002 Stock Option Plan

        10.1 Pulaski Bank Employees' Savings & Profit Sharing Plan and Trust and Adoption Agreement

        10.2   Pulaski Financial Corp. Deferred Compensation Plan

        23.0 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5)

        23,1   Consent of Deloitte & Touche LLP

        23.2   Consent of Ernst & Young LLP

        24     Power of Attorney is located on the signature page
--------------------------
1 Incorporated herein by reference from Appendix A to the Proxy Statement on Form DEF 14A filed with the SEC on December 17, 2001.

ITEM 9.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's or the Plans' annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 20, 2002.

                                      PULASKI FINANCIAL CORP.



                                      By: /s/ William A. Donius
                                          --------------------------------------
                                          William A. Donius
                                          President, Chief Executive Officer and
                                          Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William A. Donius and Ramsey K. Hamadi as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Name                      Title                                Date
     ----                      -----                                ----


/s/ William A. Donius          President, Chief Executive      February 20, 2002
--------------------------     Officer and Director
William A. Donius              (principal executive officer)


/s/ Ramsey K. Hamadi           Chief Financial Officer         February 20, 2002
--------------------------     (principal financial and
Ramsey K. Hamadi               accounting officer)

                                Director
-------------------------
Robert A. Ebel


                                Director
-------------------------
E. Douglas Britt


/s/ Garland A. Dorn             Director                       February 20, 2002
-------------------------
Garland A. Dorn


/s/ Thomas F. Hack              Director                       February 20, 2002
-------------------------
Thomas F. Hack


/s/ Dr. Edward J. Howenstein    Director                       February 20, 2002
-----------------------------
Dr. Edward J. Howenstein

THE PLANS.

        Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Pulaski Bank Employees' Savings & Profit Sharing Plan and Trust) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 25, 2002.




                           PULASKI BANK EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

                           By: /s/ Lisa Simpson
                               -----------------------------------
                               Lisa Simpson
                               Plan Administrator




                                  EXHIBIT INDEX
                                  -------------


                                                                                                   Sequentially
                                                                                                     Numbered
                                                                                                       Page
  Exhibit No.        Description                Method of Filing                                     Location
--------------       ---------------------      ------------------------------------------------   -------------
       5             Opinion of MMF             Filed herewith.                                       Page 13

     10.0            Pulaski Financial          Incorporated herein by reference from Appendix A         --
                     Corp. 2002 Stock           to the Proxy Statement on Form DEF 14A filed
                     Option Plan                with the SEC on December 17, 2001.

     10.1            Pulaski Bank               Filed herewith.                                       Page 16
                     Employees' Savings &
                     Profit Sharing Plan
                     and Trust and
                     Adoption Agreement

     10.2            Pulaski Financial          Filed herewith.                                       Page 116
                     Corp. Director
                     Deferred
                     Compensation Plan

     23.0            Consent of MMF             Contained in Exhibit 5.                                  --

     23.1            Consent of Deloitte &      Filed herewith.                                       Page 127
                     Touche LLP

     23.2            Consent of Ernst &         Filed herewith.                                       Page 129
                     Young LLP

      24             Power of Attorney          Located on the signature page.                           --

